Exhibit 99.1

Contact:	Edward R. Carlin Chief Financial Officer (865) 966-2000

GOODY’S FAMILY CLOTHING ANNOUNCES FIRST QUARTER AND APRIL 2005 SALES

Knoxville, Tennessee (May 5, 2005) — Goody’s Family Clothing, Inc. (Nasdaq:GDYS) today reported total sales for fiscal periods ended April 30, 2005, compared with fiscal periods ended May 1, 2004, as follows (dollars in millions):

	Total Sales		Percent Change
				Comparable
Fiscal Period:	2005	2004	Total Sales	Store Sales

April	$93.2	$100.1	-6.9%	-12.1%
March and April	$212.2	$225.8	-6.0%	-10.5%
First Quarter	$292.7	$302.9	-3.4%	-8.1%

The fiscal periods of March and April are shown on a combined basis due to the fact that the pre-Easter selling season occurred two weeks earlier, in March this year, compared with April last year.

“We were unable to overcome the adverse impact of unseasonably cool weather that occurred in most of our markets during the later part of April, combined with the comparison to April last year, which included the pre-Easter selling season,” commented Robert M. Goodfriend, Chairman and Chief Executive Officer. “As we previously reported, unless we were able to significantly improve sales and margins during April 2005, the Company would expect first quarter earnings to be significantly lower than the record $0.24 per diluted share reported for the first quarter last year. Based on the negative sales results for April 2005, the Company now expects to report a per share loss in the mid-single digits for the first quarter of fiscal 2005. Inventory levels on a per-square-foot basis at the end of April 2005 were about the same as the levels at the end of April 2004.”

Today, the Company opened two new stores, one each in Heath, Ohio, and Abilene, Texas; held the grand opening of a relocated store in Cullman, Alabama; and reopened a store in Birmingham, Alabama, which had been closed since March 22, 2005 due to fire. On May 19, 2005, the Company plans to open five new stores — one each in Toccoa, Georgia; Salem, Virginia; Andalusia, Alabama; and Lafayette and Opelousas, Louisiana; and hold the grand opening for a remodeled store in Paducah, Kentucky. Earlier this month, the Company closed a store in Lancaster, Ohio, and in mid-May expects to close a store in Springfield, Ohio. The Company has no further financial obligations for these underperforming closed stores.

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Goody’s Reports First Quarter and April 2005 Sales

May 5, 2005

The Company plans to release financial results for the first quarter of fiscal 2005 on Wednesday, May 18, 2005, and will conduct a conference call that day at 9:00 a.m. (Eastern Time). To listen to the Company’s conference call, dial (913) 981-5509. A replay will be available from 12:00 p.m. (Eastern Time) on, May 18, 2005, until 6:00 p.m. on May 19, 2005. To listen to the playback, dial (719) 457-0820 and enter 3401513 when prompted for the access code.

This press release contains certain forward-looking statements which are based upon current expectations, business plans and estimates and involve material risks and uncertainties including, but not limited to:

(i)	variances in estimates for reserve accounts and selling, general and administrative expenses;

(ii)	weather conditions;

(iii)	global political unrest, including terrorism and war;

(iv)	the general economic conditions within the Company’s markets; and,

(v)	trends affecting the Company’s financial condition, results of operations or cash flows.

Readers are cautioned that any such forward-looking statement is not a guarantee of future performance and involves risks and uncertainties, and that actual results may differ materially from those projected in the forward-looking statements. The Company does not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized. Additional information on risk factors that could potentially affect the Company’s financial results may be found in the Company’s 2004 Annual Report on Form 10-K filed with the Securities and Exchange Commission. Certain of such filings may be accessed through the Company’s web site, www.goodysonline.com, then choose “SEC Filings.”

Goody’s, headquartered in Knoxville, Tennessee, is a retailer of moderately priced family apparel. With the opening of the 2 new stores today, the Company currently operates 363 stores (361 at April 30, 2005 compared with 340 stores at May 1, 2004) in the 20 states of Alabama, Arkansas, Florida, Georgia, Illinois, Indiana, Iowa, Kansas, Kentucky, Louisiana, Mississippi, Missouri, North Carolina, Ohio, Oklahoma, South Carolina, Tennessee, Texas, Virginia and West Virginia.

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